Exhibit 99.1
AVANIR PHARMACEUTICALS ANNOUNCES FISCAL 2010 FIRST QUARTER
FINANCIAL RESULTS
ALISO VIEJO, Calif., February 2, 2010 — Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported unaudited financial results for the three months ended December 31, 2009.
For the first quarter of fiscal 2010, Avanir reported a net loss of $4.8 million, or $0.06 loss per share, compared with a net loss of $5.2 million, or $0.07 loss per share, for the same period in fiscal 2009. Net revenues for the first quarter of fiscal 2010 were $1.5 million, compared with $1.8 million for the same period in fiscal 2009. Total operating expenses were $6.3 million in the first quarter of fiscal 2010, compared with $7.0 million in the comparable fiscal 2009 period. Cash used in operations during the first quarter of fiscal 2010 was $6.5 million.
“During the last quarter we continued to build on the positive momentum created after announcing the STAR trial results in August,” said Keith Katkin, Avanir’s President and CEO. “The first fiscal quarter was a very exciting time at Avanir as a number of important milestones were achieved including presentation of the STAR data at three prestigious neurological conferences, release of favorable safety and efficacy results from the open-label extension of the STAR trial and receipt of a notice of allowance from the USPTO that a new patent will soon be issued extending the patent protection of Zenvia™ in the United States into 2025. With these important milestones behind us, our team is now focused on compiling and submitting our full response to the FDA approvable letter early in the second calendar quarter of 2010. In addition, we have taken the initial commercialization steps to begin preparation for a U.S. launch of Zenvia which, if approved, we expect will be in early 2011.”
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in PBA
•	Presented the full STAR trial results as a late breaker at the 134th Annual Meeting of the American Neurological Association; the full dataset from the Phase III STAR trial demonstrated that both doses of Zenvia (dextromethorphan/quinidine) met the primary efficacy endpoint of reduction of pseudobulbar affect (PBA) episode rates and also met statistical significance across multiple secondary endpoints

•	Presented the STAR trial results for the MS subset of patients at the 3rd World Congress on Controversies in Neurology; in the subset of patients with PBA secondary to MS the Zenvia 30/10 mg dose met the primary efficacy endpoint of reduction of PBA episode rates and also demonstrated statistically significant relief of MS-related pain in the subset of MS patients with moderate-to-severe pain

•	Presented the STAR trial results for the ALS subset of patients at the 20th International Symposium on ALS/MND; in the subset of patients with PBA secondary to ALS both Zenvia doses met the primary efficacy endpoint of reduction of PBA episode rates

•	Announced safety and efficacy results of the open-label extension phase of the confirmatory Phase III STAR trial where the Zenvia 30/10 mg dose demonstrated sustained efficacy over a six month treatment period and a favorable long term safety and tolerability profile
COMPANY OPERATIONS
•	Received a “Notice of Allowance” from the United States Patent and Trademark Office announcing that it intends to grant the Company a new patent extending patent protection for Zenvia in the United States well into 2025

•	Announced that the Annual Meeting of Stockholders will be held Thursday, February 18, 2010 in Newport Beach, California
BALANCE SHEET HIGHLIGHTS
As of December 31, 2009, Avanir had cash, cash equivalents and investments in securities totaling $25.6 million, including cash and cash equivalents of $25.1 million and restricted investments in securities of approximately $468,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Vice President of Finance to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com.
An archived copy of the webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through February 7, 2010, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 52519954.
About Avanir
Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of central nervous system disorders. Avanir’s lead product candidate, Zenvia, has completed a confirmatory Phase III trial in the treatment of pseudobulbar affect (PBA) and has successfully completed a Phase III trial for diabetic peripheral neuropathic (DPN) pain. Avanir sold its anthrax monoclonal antibody program to Emergent BioSolutions. The Company’s first commercialized product, Abreva® (docosanol), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com and further information about pseudobulbar affect can be found at www.PBAinfo.org.

Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. For example, there can be no assurance that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication, that the Company will meet projected timelines, or that the Company’s cash on hand will last for projected time periods. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Avanir Investor Contacts
Eric Benevich
Brenna Mullen
ir@avanir.com
(949) 389-6700